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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF ROMACORP, INC.


Roma Franchise Corporation
Roma Fort Worth, Inc.
Roma Holdings, Inc.
Roma Systems, Inc.
Roma Bar Management Corporation
Roma Huntington Beach, Inc.
Roma Dining LP